Exhibit 99.1
              VALLEY HIGH OIL, GAS & MINERALS, INC.
               3098 South Highland Drive, Suite 323
                 Salt Lake City, Utah  84106-6001
                     Phone No. (801) 467-2021
                     Fax No. (801) 467-3256

NOTICE OF ANNUAL MEETING
TO BE HELD
Friday, March 26, 2004


TO ALL SHAREHOLDERS:

        NOTICE IS HEREBY GIVEN THAT an annual meeting of the stockholders of Valley High Oil, Gas & Minerals, Inc., a Utah corporation ("Company" or "Valley High"), shall be held on Friday, March 26, 2004, at the law offices of MABEY & COOMBS, L.C., 3098 South Highland Drive, Suite 323, Salt Lake City, Utah 84106-6001, at the hour of 9:00 a.m., Salt Lake City time, for the following purposes:

        1. To vote on and adopt the an agreement and plan of merger by and between Valley High and its wholly owned Nevada subsidiary, named "Valley High Mining Company," recently formed for the purpose of changing the domicile of your company from Utah to Nevada.

        2. To conduct such other business as may properly come before the meeting.

        The Board of Directors of Valley High has set the close of business on Friday, March 12, 2004, as the record date for the purpose of determining the stockholders of the Company entitled to notice of and vote at the meeting.

     Both Utah and Nevada law require that you receive a summary of the plan and therefore, please find a letter to you containing a summary of such Plan on the reverse side of this Notice.

     Though a majority of the shareholders have consented to the transaction in writing by proxy, the shareholders' meeting will be held nonetheless. If you have any questions concerning the shares you own or hold, the Company's transfer agent is Atlas Stock Transfer, 5899 South State Street, Murray, Utah 84107, phone no. 801-266-7151.

     All Shareholders are cordially invited to attend the meeting.



                              BY ORDER OF THE BOARD OF DIRECTORS


Friday, March 12, 2004
Salt Lake City, Utah

              VALLEY HIGH OIL, GAS & MINERALS, INC.
               3098 South Highland Drive, Suite 323
                 Salt Lake City, Utah  84106-6001

                         Friday, March 12, 2004

DEAR VALLEY HIGH OIL, GAS & MINERALS SHAREHOLDER:

     In an effort to re-activate your Company, the existing Board of Directors has resolved to change the domicile of your Company from the State of Utah to that of Nevada. Under Utah and Nevada law, you are entitled to receive this brief summary of the Agreement and Plan of Merger ("Agreement and Plan"). Any shareholder desiring a complete copy of the Agreement and Plan may contact the Company at the above-address and request the same at no cost.

     Your Company, as soon as the formal shareholders' meeting is held, will be merged with and into a wholly owned Nevada subsidiary named "Valley High Mining Company", recently formed for the sole purpose of changing your Company's domicile to that of Nevada. This subsidiary, which is authorized to issue 50,000,000 shares, having a par value of $0.001 per share, will be the Survivor. The merger will be effective at such time as Articles of Merger have been accepted for filing by both the States of Nevada and Utah. Upon the effective date of the merger, the Utah corporation will cease to exist by operation of law.

     While the Agreement and Plan requires a majority vote of the issued and outstanding shares of your Company, your Company has obtained proxies from shareholders owning more than 50% of the Company's issued and outstanding shares. As a result, even though the Company will still hold a formal shareholders' meeting, sufficient votes have been obtained in advance of the meeting to approve the merger transaction.

     Nevada corporate law allows one individual to act as the sole officer and director of a corporation. The Agreement and Plan provides that Mr. John Michael Coombs, an attorney in Salt Lake City, Utah, will become the Survivor's sole officer and director.

     Once the merger and change of domicile is effective, you will be entitled to receive one (1) share of Valley High Mining Company, a Nevada corporation, for every thirty five (35) shares of Valley High Oil, Gas & Minerals, Inc., a Utah corporation, that you own and hold. Any fractional shares resulting from this exchange ratio will be rounded up to an additional share. If you wish to have your certificate in the Utah corporation cancelled and a new certificate in the name of the Nevada corporation issued into your name, please send your Utah certificate to Atlas Stock Transfer Corp., 5899 South State Street, Murray, Utah 84107 or call them at 801-266-7151. You may wish to contact Atlas Stock Transfer in advance to determine the cost of this service. The Company will not be paying any stock transfer fees or costs.

     Under Utah law, the merger transaction requires giving dissenters' rights of appraisal. Reference is therefore made to Section 16-10a-1301 et seq. of the Utah Revised Business Corporation Act available on the Internet. Anyone wishing to exercise dissenters' rights, however, should appreciate that the Company, at this time, has no assets and a negative net worth and therefore, a court of law would not likely rule that your shares have any significant value.

                              BY ORDER OF THE BOARD OF DIRECTORS